EXHIBIT 23.1



                   INDEPENDENT AUDITORS' CONSENT


     We consent to the incorporation by reference in Registration Statements No. 33-80230 on Form S-8 filed on June 15, 1994, No. 33-83362 filed on September 14, 1994, No. 33-84020 filed on September 15, 1994, No. 33-84658 filed on October 3, 1994 and No. 33-84536 filed on October 3, 1994, each on Form S-3, No. 333-22411 filed on February 26, 1997 on Form S-4 of Camden Property Trust of our reports dated February 21, 1997, included and incorporated by reference in the Annual Report on Form 10-K of Camden Property Trust for the year ended December 31, 1996, and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statements on Forms S-3 and Form S-4.




      /S/
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DELOITTE & TOUCHE LLP

Houston, Texas
March 26, 1997
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